Exhibit 99.1

Investor Relations:

Raul Jacob (602) 264-1375 southerncopper@southernperu.com.pe www.southerncoppercorp.com

April 29, 2014 - Southern Copper Corporation (NYSE and BVL: SCCO)

•                  First quarter 2014 (“1Q14”) net sales were $1,354.4 million, 11.8% lower than our 4Q13 net sales of $1,535.2 million, mainly due to lower metal prices and lower copper sales volume because of a temporary build-up of inventory as production levels remained the same during this period.

•                  EBITDA in 1Q14 was $669.2 million that although 7.7% lower than the $724.8 million in 4Q13, the margin improved from 47.2% to 49.4% due to the continued cost control policy in our operations. SCC continues to be one of the highest margin companies in the Industry.

•        Net income in 1Q14 was $323.4 million (23.9% of net sales), 20.4% lower than net income of $406.2 million (26.5% of sales) in the 4Q13.

•        Copper mine production increased by 13,683 tons or 9.2% in 1Q14 compared with 1Q13, due to higher throughput at the Buenavista, Cuajone and La Caridad mines and higher ore grades and higher recoveries at the Toquepala, Cuajone and Buenavista mines. Molybdenum and silver production also increased by 15.7% and 8.6% in 1Q14 compared with 1Q13. The 754 tons increase in molybdenum production was mainly result of the new molybdenum plant at Buenavista (+605 tons). The increase in silver production was mainly at the Cuajone mine due to higher mineral throughput.

•        Operating cash cost per pound of copper before by-product credits was $1.87 in 1Q14, a decrease of 1.4% compared to $1.90 in 4Q13 mainly due to lower production cost.  Operating cash cost per pound, net of by-product credits was $1.02 in 1Q14.

•        Capital expenditures were $323.7 million for 1Q14, 2.2% higher than 1Q13, and represented 100% of net income.  We continue with the development of our important capital expansion program, which is on time and on budget, and which aims to increase copper production capacity by approximately 87% from 630,000 tons to 1,175,000 tons by 2017.

•        Best Managed Company in Metals and Mining Sector in Latin America. In March 2014, our Company was awarded with this distinction by Euromoney, a monthly magazine focused on business and finance. Euromoney bases the award on surveys of market analysts at the main banks and research institutions in Latin America.  This award recognized corporations in Latin America with the most convincing and coherent business strategies in the region, by industry and country.

•        Dividends: The Board of Directors will meet on May 8, 2014, when a decision on a quarterly dividend payment will be addressed.

FIRST QUARTER 2014 RESULTS	SOUTHERN COPPER

•        Toquepala Expansion, On April 16, 2014 we successfully held the public hearing required as a pre-condition for approval of the project’s EIA. We are waiting for comments and questions from the government and various stakeholders and expect to get approval of the EIA by the third quarter of 2014. This project will increase Toquepala´s production by 110,000 tons with an estimated budget of $1,050 million.

Commenting on the Company’s results, Mr. German Larrea, Chairman of the Board, said “Consistent with our positive long term view on metal prices, we continue developing our $3.4 billion investment program at Buenavista to reach the full production potential of this asset.  The construction of the 120,000 ton capacity SXEW III plant is practically complete and we are currently in the ramping up phase for the first of three solvent extraction trains that will start commercial production by June 2014. We are confident that the plant will reach full capacity this year.  Also, the construction of the new concentrator is moving forward on budget and on schedule. These projects should increase Buenavista’s production capacity from 180,000 tons to 488,000 tons of copper by 2015.”

	1Q14	1Q13	Variance			4Q13	Variance 1Q14 vs 4Q13
			$		%		$		%
	(in millions except per share amount and %s)
Sales	$1,354.4	$1,623.0	$(268.6)		(16.5)%	$1,535.2	$(180.8)		(11.8)%
Cost of sales	641.9	722.7	(80.8)		(11.2)%	765.4	(123.5)		(16.1)%
Operating income	562.9	774.0	(211.1)		(27.3)%	616.8	(53.9)		(8.7)%
EBITDA(1)	669.2	865.4	(196.2)		(22.7)%	724.8	(55.6)		(7.7)%
EBITDA margin	49.4%	53.3%	(3.9	)pp	(7.3)%	47.2%	2.2	pp	4.7%
Net income	$323.4	$495.4	$(172.0)		(34.7)%	$406.2	$(82.8)		(20.4)%
Net income margin	23.9%	30.5%	(6.6	)pp	(21.8)%	26.5%	(2.6	)pp	(9.8)%
Income per share	$0.39	$0.59	$(0.20)		(33.8)%	$0.48	$(0.09)		(20.0)%
Capital expenditures	$323.7	$316.8	$6.9		2.2%	$512.8	$(189.1)		(36.9)%
Exploration	$14.6	$10.3	$4.3		41.7%	$17.0	$(2.4)		(14.1)%

Capital Expenditures

The current status of our major capital expenditure projects is the following:

Mexican Projects

Buenavista Projects.- We continue the development of our $3.4 billion investment program at this unit which is expected to increase its copper production capacity by approximately 175% as well as our molybdenum production.

The new Copper Molybdenum Concentrator has an annual production capacity of 188,000 tons of copper and 2,600 tons of molybdenum. The project will additionally produce 2.3 million ounces of silver and 21,000 ounces of gold per year. The capital budget of the project is $1,383.6 million and has a 71.5% progress with an investment of $654 million. The project is expected to be completed in the first half of 2015. Of our major equipment, 80% is on site and 20% has been installed.

(1) http://www.southerncoppercorp.com/ENG/invrel/Pages/PGEbitda.aspx

1Q14       www.southerncoppercorp.com

FIRST QUARTER 2014 RESULTS	SOUTHERN COPPER

Regarding the mine equipment for the Buenavista expansion, to date we have invested $496 million and have received 61 trucks with a capacity of 400-tons, 7 shovels and 8 drills required for the mine expansion.

The SXEW III project is almost complete. The capital budget of the project is $444.0 million of which $407 million have been invested. The production capacity will be 120,000 tons of copper cathodes per year and it is expected to start operating in the 2Q14.

Crushing, conveying and spreading system for leachable ore (Quebalix IV) This project will increase production by improving SX/EW copper recovery and reducing processing time, in addition to reducing hauling costs. The capital budget is $340 million. The project is expected to be completed in the second half of 2015.

The remaining projects to complete the $3.4 billion budgeted program are mainly investments in infrastructure at Buenavista.

Peruvian projects

Toquepala Projects.-  Through March 31, 2014, we have spent a total $295.1 million on Toquepala projects. These projects include the construction of a new crusher and conveyor belt system to replace current mine rail haulage, which we expect will reduce annual operating cost.

Cuajone Projects.-  Through March 31, 2014, we have spent $34.6 million of a budget of $45 million on the HPGR project, which will produce a more finely crushed material. This project is currently in the ramping up stage and we expect to reach full capacity during the second quarter 2014. The project will generate cost savings improving copper recovery and reducing power consumption in the crushing process.

The project to improve slope stability at the south area of the Cuajone mine, will remove approximately 148 million tons of waste material, over a three year period, in order to improve the mine design without reducing our actual production level. The mine equipment acquired includes one shovel, five trucks, one drill and auxiliary equipment which will be reallocated to our mine operations once the project finish. Besides preparing the mine for the future, this investment will avoid a reduction in average ore grade.  At March 31, 2014, we have spent $60.6 million of a total budget of $65.1 million.

Regarding the Tia Maria project we are in the process of responding to comments received from the authorities and stakeholders in February 2014. We expect to complete this process during the 2Q14 and are confident that we will be able to move forward with this important project.

Conference Call

The Company’s first quarter earnings conference call will be held on Wednesday, April 30, 2014, beginning at 11:00.A.M. — EST (10:00 A.M. Lima and Mexico City time).

To participate:

Dial-in number:           888-771-4371 in the U.S.

847-585-4405 outside the U.S.

Raul Jacob, SCC Vice President of Finance & CFO

Conference ID:            37204540 and “Southern Copper Corporation First Quarter 2014 Earnings Results”

1Q14       www.southerncoppercorp.com

FIRST QUARTER 2014 RESULTS	SOUTHERN COPPER

Average Metal Prices

	LME Copper ($/lb.)	COMEX Copper ($/lb.)	Molybdenum ($/lb.)	Zinc ($/lb.)	Silver ($/oz.)	Gold ($/oz.)
1Q 2014	3.19	3.24	9.93	0.92	20.46	1,293.95

1Q 2013	3.60	3.60	11.28	0.92	30.03	1,630.47
2Q 2013	3.24	3.25	10.80	0.83	23.10	1,413.65
3Q 2013	3.21	3.23	9.36	0.84	21.39	1,327.54
4Q 2013	3.24	3.28	9.60	0.87	20.77	1,272.47
Average 2013	3.32	3.34	10.26	0.87	23.82	1,411.03

Variance: 1Q14 vs. 1Q13	(11.4)%	(10.0)%	(12.0)%	—%	(31.9)%	(20.6)%
Variance: 1Q14 vs. 4Q13	(1.5)%	(1.2)%	3.4%	5.7%	(1.5)%	1.7%

Source:  Silver – COMEX; Gold and Zinc – LME; Molybdenum – Metals Week Dealer Oxide

Production and Sales

	Three Months Ended March 31,
	2014	2013	%
Copper (tons)
Mined	163,168	149,485	9.2%
3rd party concentrate	2,228	2,481	(10.2)%
Total production	165,396	151,966	8.8%
Smelted	138,271	136,982	0.9%
Refined	138,097	145,791	(5.3)%
Rod	31,023	32,222	(3.7)%
Sales	149,709	156,307	(4.2)%

Molybdenum (tons)
Mined	5,564	4,810	15.7%
Sales	5,514	4,875	13.1%

Zinc (tons)
Mined	20,818	23,457	(11.3)%
Refined	24,755	24,400	1.5%
Sales	24,357	23,456	3.8%

Silver (000s ounces)
Mined	3,420	3,149	8.6%
Refined	2,140	3,467	(38.3)%
Sales	3,154	4,324	(27.1)%

1Q14       www.southerncoppercorp.com

FIRST QUARTER 2014 RESULTS	SOUTHERN COPPER

Southern Copper Corporation

CONDENSED CONSOLIDATED STATEMENT OF EARNINGS

(Unaudited)

	Three Months Ended March 31,
	2014	2013	VAR %
	(in millions, except per share amount)

Net sales:	$1,354.4	$1,623.0	(16.5)%
Operating cost and expenses:
Cost of sales (exclusive of depreciation, amortization, and depletion shown separately below)	641.9	722.7	(11.2)%
Selling, general and administrative	24.5	25.4	(3.5)%
Depreciation, amortization and depletion	110.5	90.6	22.0%
Exploration	14.6	10.3	41.7%
Total operating costs and expenses	791.5	849.0	(6.8)%

Operating income	562.9	774.0	(27.3)%

Interest expense, net of capitalized interest	(40.5)	(53.1)	(23.7)%
Other income (expense)	(4.2)	0.8	(625.0)%
Interest income	4.5	5.9	(23.7)%
Income before income tax	522.7	727.6	(28.2)%
Income taxes (including royalty taxes 1Q14 - $25.6 and 1Q13 - $3.9)	204.1	238.8	(14.5)%
Net income before equity earnings of affiliate	318.6	488.8	(34.8)%
Equity earnings of affiliate	6.0	8.2	(26.8)%
Net Income	324.6	497.0	(34.7)%

Less: Net income attributable to non-controlling interest	1.2	1.6	(25.0)%

Net Income attributable to SCC	$323.4	$495.4	(34.7)%
Per common share amounts
Net income attributable to SCC common shareholders — basic and diluted	$0.39	$0.59	(33.8)%
Dividends paid	$0.12	$0.24	(50.0)%

Weighted average shares outstanding (Basic and diluted)	833.8	845.6

1Q14       www.southerncoppercorp.com

FIRST QUARTER 2014 RESULTS	SOUTHERN COPPER

Southern Copper Corporation

CONDENSED CONSOLIDATED BALANCE SHEET

(Unaudited)

	March 31,	December 31,	March 31,
	2014	2013	2013
	(in millions)
ASSETS
Current assets:
Cash and cash equivalents	$1,473.1	$1,672.7	$2,462.4
Short-term investments	273.0	208.3	204.5
Accounts receivable	607.9	597.8	672.3
Inventories	749.9	693.9	698.9
Other current assets	285.5	243.3	328.7
Total current assets	3,389.4	3,416.0	4,366.8

Property, net	6,685.5	6,476.2	5,349.2
Related parties receivable	161.2	161.2	173.4
Leachable material, net	441.2	395.2	277.8
Intangible assets, net	109.9	110.2	108.8
Deferred income tax	217.5	180.7	7.6
Other assets	260.0	256.5	278.4
Total assets	$11,264.7	$10,996.0	$10,562.0

LIABILITIES
Current liabilities:
Current portion of long-term debt	$—	$—	$10.0
Accounts payable	502.3	500.7	516.3
Income taxes	47.6	—	35.9
Accrued workers’ participation	180.5	192.4	232.2
Other accrued liabilities	122.5	90.5	125.1
Total current liabilities	852.9	783.6	919.5

Long-term debt	4,205.2	4,204.9	4,204.1
Deferred income taxes	246.6	244.9	167.4
Other liabilities	73.9	76.0	65.4
Asset retirement obligation	152.0	124.8	122.2
Total non-current liabilities	4,677.7	4,650.6	4,559.1

EQUITY
Stockholders’ equity:
Common stock	3,356.2	3,349.2	3,342.9
Treasury stock	(1,275.4)	(1,216.6)	(931.2)
Accumulated comprehensive income	3,624.3	3,401.0	2,646.6
Total stockholders’ equity	5,705.1	5,533.6	5,058.3
Non-controlling interest	29.0	28.2	25.1
Total equity	5,734.1	5,561.8	5,083.4

Total Liabilities and equity	$11,264.7	$10,996.0	$10,562.0

As of March 31, 2014, December 31, 2013 and March 31, 2013 there were 833.4 million, 835.3 million and 845.6 million shares outstanding, respectively.

1Q14       www.southerncoppercorp.com

FIRST QUARTER 2014 RESULTS	SOUTHERN COPPER

Southern Copper Corporation

CONDENSED CONSOLIDATED STATEMENT OF CASH FLOW

(Unaudited)

	Three months ended March 31,
	2014	2013
	(in millions)

OPERATING ACTIVITIES
Net income	$324.6	$497.0
Depreciation, amortization and depletion	110.5	90.6
Deferred income tax	(84.3)	(5.7)
Cash used for operating assets and liabilities	(6.9)	6.9
Other, net	(9.2)	5.7
Net cash provided from operating activities	334.7	594.5

INVESTING ACTIVITIES
Capital expenditures	(323.7)	(316.8)
Sale (purchase) of short-term investment, net	(64.7)	(70.2)
Repayment of loan from related parties	—	10.6
Other	0.2	0.2
Net cash used for investing activities	(388.2)	(376.2)

FINANCING ACTIVITIES
Dividends paid	(100.0)	(202.9)
Distributions to non-controlling interest	(0.3)	(0.5)
Repurchase of common shares	(52.5)	—
Other	0.3	0.3
Net cash used for financing activities	(152.5)	(203.1)

Effect of exchange rate changes on cash	6.4	(12.3)

Increase in cash and cash equivalents	$(199.6)	$2.9

1Q14       www.southerncoppercorp.com

FIRST QUARTER 2014 RESULTS	SOUTHERN COPPER

Company Profile

Southern Copper Corporation is one of the largest integrated copper producers in the world and we believe we currently have the largest copper reserves in the industry.  The Company is a NYSE and Lima Stock Exchange listed company that is 82.5% owned by Grupo Mexico, a Mexican company listed on the Mexican stock exchange.  The remaining 17.5% ownership interest is held by the international investment community.  The Company operates mining units and metallurgical facilities in Mexico and Peru and conducts exploration activities in Argentina, Chile, Ecuador, Mexico and Peru.

SCC Corporate Address

USA

1440 E Missouri Ave, Suite 160

Phoenix, AZ 85014, U. S. A.

Phone: (602) 264-1375

Fax: (602) 264-1397

Mexico

Campos Eliseos N° 400

Colonia Lomas de Chapultepec

Delegacion Miguel Hidalgo

C.P. 11000 - MEXICO

Phone: (5255) 1103-5000

Fax: (5255) 1103-5567

Peru

Av. Caminos del Inca 171

Urb. Chacarilla del Estanque

Santiago de Surco

Lima 33 — PERU

Phone: (511) 512-0440

Fax: (511) 512-0492

###

This news release contains forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995.  In addition to the risks and uncertainties noted in this news release, there are certain factors that could cause results to differ materially from those anticipated by some of the statements made.  These factors include those listed in the Company’s most recently filed quarterly reports on Form 10-Q and annual report on Form 10-K.  The Company expressly disclaims any obligation to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in the Company’s expectations with regard thereto or any change in events, conditions or circumstances on which any statement is based.

1Q14       www.southerncoppercorp.com